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                                                                    EXHIBIT 11.1

            COMPUTATION OF PRO FORMA NET INCOME (LOSS) PER SHARE (1)

                                                                            YEAR ENDED        THREE MONTHS ENDED
                                                                         DECEMBER 31, 1995      MARCH 31, 1996
                                                                        -------------------  ---------------------
Net income (loss).....................................................       $   3,485             $    (629)
Number of shares:
  Weighted average shares outstanding.................................           3,151                 2,902
  Effect of options issued within one year of initial public offering
   (2)................................................................             484                   484
  Incremental shares from exercise of options (2).....................             160                --
  Shares issued upon conversion of Series A Preferred Stock (2).......           3,632                 4,008
                                                                               -------               -------
                                                                                 7,427                 7,394
                                                                               -------               -------
  Pro forma net income (loss) per share...............................       $     .47             $    (.09)
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(1)  Primary and fully diluted earnings per share are equivalent for all periods presented due  to  the  assumed  conversion of  all  outstanding  shares  of
    Preferred Stock into Common Stock in conjuction with this offering.

(2) In accordance with the rules of the Securities and Exchange Commission, common stock and common stock equivalents issued within one year of this initial public offering have been considered as outstanding for all periods using the treasury stock method (assuming a market price of $13.00), even though they are anti-dilutive in loss periods. Common stock equivalents issued prior to one year of this public offering are excluded in loss periods as they are anti-dilutive.